Exhibit 99.1

PRESS RELEASE

For information contact:
Jim Storey	Alven Weil
Vice President, Investor Relations	Director, PR and Communications
704.816.5958	704.816.5797
jim_storey@premierinc.com	alven_weil@premierinc.com

PREMIER, INC. REPORTS FISCAL 2014 THIRD-QUARTER RESULTS

CHARLOTTE, NC, May 12, 2014 — Premier, Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2014 third quarter ended March 31, 2014.

Third-Quarter Highlights:

Pro forma results reflect the impact of the company’s reorganization and initial public offering (IPO)*.

•                  Net revenue of $225.6 million increased 16% from pro forma net revenue and 1% from GAAP net revenue for the same period a year ago. GAAP net revenue for the same period a year ago of $223.7 million does not reflect the company’s current operating structure.

•                  Adjusted EBITDA* of $91.3 million increased 13% from pro forma Adjusted EBITDA for the same period a year ago.

•                  Adjusted fully distributed net income* increased 9% to $47.8 million, or $0.33 per share from pro forma results for the same period a year ago. GAAP net income attributable to shareholders was $13.5 million.

•                  Supply Chain Services segment revenue rose 17% to $167.0 million and segment adjusted EBITDA increased 10% to $91.5 million, compared with pro forma results for the same period a year ago.

•                  Performance Services segment revenue increased 13% to $58.6 million and segment adjusted EBITDA increased 24% to $20.3 million, compared with the same period a year ago.

•                  For the nine months ended March 31, 2014, the company generated cash flow from operations of $285.9 million, an increase of $23.1 million from the same period a year ago.  At March 31, 2014, the company’s cash, cash equivalents and marketable securities totaled $507.3 million, compared with $255.6 million at June 30, 2013.

•                  The company has tightened its fiscal year 2014 financial guidance as follows ($ in millions, except per share): pro forma revenue - to $859.0-$869.0 from $845.0-$869.0; pro forma adjusted EBITDA - to $342.0-$350.0 from $335.0-$355.0; and pro forma adjusted fully distributed earnings per share - to $1.23-$1.27 from $1.20-$1.29.

•                  In early April, the company acquired MEMdata, LLC, an equipment planning, sourcing and analytics business focused on capital equipment needs for existing medical facilities, as well as those under construction.

* Actual results prior to the company’s reorganization and IPO consummated on October 1, 2013, do not reflect the impact of the reorganization and IPO, and therefore, management believes they do not provide meaningful year-over-year comparisons. A description of adjusted EBITDA and other non-GAAP financial measures is provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release. See “Reorganization and Initial Public Offering” for important information regarding pro forma results.

“We are extremely pleased with our third-quarter results,” said Susan DeVore, president and chief executive officer.  “Our double-digit growth in both consolidated net revenue and adjusted EBITDA demonstrates the powerful leverage inherent in our diverse revenue drivers that characterize our aligned business model. This performance also highlights our continued growth in product and service offerings, market share, and new and renewed member relationships, as we work together with our members to develop, test and deliver solutions needed to transform the way healthcare is delivered in America.

“In the Supply Chain Services business segment, our diversification strategy exceeded our expectations in the third quarter, as our direct sourcing and specialty pharmacy businesses delivered additional savings for our members and revenue growth for Premier,” DeVore said.  “Our core group purchasing business achieved solid gains in net administrative fee revenue, generated by new-member contract conversions, and ongoing contract penetration of acute and alternate site members.

“Within Performance Services, contributions from our cloud-based, SaaS (software-as-a-service) products, advisory services and performance improvement collaborative programs, drove continued double-digit revenue and adjusted EBITDA growth,” DeVore continued. “We are also pleased with the contributions from our recent acquisitions, which have been integrated into this business segment.

“Looking forward, we believe our numerous sources of revenue, collaborative member relationships, market-leading data analytics platform, and aligned delivery channel position Premier as a continuing leader in the transformation of care delivery,” DeVore said. “We are committed to providing our health systems with solutions that successfully address their cost, quality, safety, efficiency and population health management challenges through actionable, integrated data analytics and standardized care delivery. We will deploy capital in these areas, aligning solutions for our members with the long-term performance we seek to deliver to our shareholders.”

Results of Operations for the Third Quarter of Fiscal 2014

Consolidated Third-Quarter Financial Highlights

	Three Months Ended March 31,
(in thousands, except per share data)	2014	2013	% Change
	Actual	Pro Forma(a)
Net revenue:
Supply Chain Services Segment	$166,976	$142,343	17%
Performance Services Segment	58,622	51,782	13%
Total net revenue	$225,598	$194,125	16%

Adjusted EBITDA (b)
Supply Chain Services Segment	$91,477	$82,816	10%
Performance Services Segment	20,307	16,322	24%
Segment adjusted EBITDA	$111,784	$99,138	13%
Corporate	(20,479)	(17,987)	14%
Total adjusted EBITDA	$91,305	$81,151	13%

Non-GAAP adjusted fully distributed net income (b)	$47,807	$44,014	9%
Non-GAAP earnings per share on adjusted fully distributed net income - diluted	$0.33	$0.30	8%
Weighted average fully distributed shares outstanding - diluted	145,164	144,983

(a) Reflects the impact of the Company’s Reorganization on the Supply Chain Services segment as a result of the 30% revenue share to owner members after the Reorganization.  The impact of the pro forma adjustment on both Supply Chain Services net revenue and segment adjusted EBITDA was $29.6 million for the three months ended March 31, 2013. Pro forma adjustments do not impact the financial results of the Company’s Performance Services segment.

(b) See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

For the three months ended March 31, 2014, Premier generated net revenue of $225.6 million, an increase of $31.5 million, or 16%, from pro forma net revenue of $194.1 million for the same period last year. The primary drivers of revenue growth were product sales and net administrative fees from increasing GPO volume in the Supply Chain Services segment.  In the Performance Services segment, revenue growth was primarily driven by sales of informatics products, advisory services engagements and performance improvement collaboratives.

Adjusted EBITDA for the fiscal third quarter totaled $91.3 million, an increase of $10.1 million, or 13%, from pro forma adjusted EBITDA of $81.2 million for the same period last year. Fiscal 2014 third-quarter adjusted EBITDA was positively impacted by revenue growth in both of the company’s business segments. Revenue growth was partially offset by increased selling, general and administrative services expenses, primarily due to stock-based compensation and acquisition-related expenses.

Adjusted EBITDA for the third quarter of fiscal 2014 excludes the $37.9 million gain on the sale of the company’s interest in Global Healthcare Exchange, LLC, $6.3 million in expenses associated with stock-based compensation, $1.0 million in acquisition related expenses, and $0.7 million in strategic and financial restructuring expenses, compared with actual EBITDA. Pro forma adjusted EBITDA for the prior year results excludes $1.4 million in expenses related to strategic and financial restructuring costs, compared with pro forma EBITDA.

Adjusted fully distributed net income for the third quarter of fiscal 2014 rose to $47.8 million, or $0.33 per fully diluted share, from pro forma adjusted fully distributed net income of $44.0 million, or $0.30 per fully diluted share, for the same period a year ago. Adjusted fully distributed net income for the fiscal 2014 and 2013 third quarters reflects the same adjustments as noted above in the adjusted EBITDA discussion, and compares with net income attributable to shareholders of $13.5 million and $4.2 million, respectively. Non-GAAP pro forma adjusted fully distributed earnings per share represents net income, adjusted for non-recurring and non-cash items, attributable to all shareholders as if all Class B shareholders have converted to Class A shareholders, and reflects income taxes at an estimated effective rate of approximately 41% on 100% of pretax income.

On a GAAP basis, net revenue was $225.6 million for the quarter ended March 31, 2014, compared with $223.7 million for the same period last year. Net income totaled $102.0 million, compared with $101.1 million, and net income attributable to shareholders was $13.5 million, compared with $4.2 million for the same period a year ago. On a fully diluted per-share basis, the company reported net income of $16.30, compared with $0.73 a year ago. The GAAP per-share net income amount reflects a non-cash positive adjustment of $517.1 million to net income attributable to shareholders of redeemable limited partners’ capital to the redemption amount.

Note: Comparisons of GAAP results are impacted by the changes associated with the reorganization and IPO, as described below, and therefore, management believes they do not provide meaningful year-over-year comparisons.

Segment Results

Premier approaches the market with an integrated sales and field force and holistic, programmatic solutions based on what it believes is one of the largest data analytics platforms serving the industry. Financially, the company’s operations are divided into two business segments:

•                  Supply Chain Services includes one of the largest healthcare group purchasing organizations (GPOs) in the United States, serving acute and alternate sites. The segment also includes the company’s specialty pharmacy and direct sourcing activities.

•                  Performance Services includes one of the nation’s largest informatics and advisory services businesses focused on healthcare providers. The Performance Services segment includes the company’s SaaS informatics products, technology-enabled performance improvement collaboratives, advisory services and insurance services.

Segment Results

	Three Months Ended March 31,			Three Months Ended March 31,
(in thousands)	2014	2013	% Change	2014	2013	% Change
	Actual	Actual		Actual	Pro Forma(a)
Net Revenue:
Supply Chain Services:
Net administrative fees	$108,087	$134,335	-20%	$108,087	$104,762	3%
Other services and support	197	421	-53%	197	421	-53%
Services	108,284	134,756	-20%	108,284	105,183	3%
Products	58,692	37,160	58%	58,692	37,160	58%
Total Supply Chain Services	166,976	171,916	-3%	166,976	142,343	17%
Performance Services:
Services	58,622	51,782	13%	58,622	51,782	13%
Total	$225,598	$223,698	1%	$225,598	$194,125	16%

Adjusted EBITDA (b):
Supply Chain Services	$91,477	$112,389	-19%	$91,477	$82,816	10%
Performance Services	20,307	16,322	24%	20,307	16,322	24%
Total segment adjusted EBITDA	111,784	128,711	-13%	111,784	99,138	13%
Corporate	(20,479)	(17,987)	14%	(20,479)	(17,987)	14%
Total	$91,305	$110,724	-18%	$91,305	$81,151	13%

(a) Reflects the impact of the Company’s Reorganization on the Supply Chain Services segment as a result of the 30% revenue share to owner members after the Reorganization.  The impact of the pro forma adjustment on both Supply Chain Services net revenue and segment adjusted EBITDA was $29.6 million for the three months ended March 31, 2013. Pro forma adjustments do not impact the financial results of the Company’s Performance Services segment.

(b) See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

Supply Chain Services

For the fiscal third quarter ended March 31, 2014, the Supply Chain Services segment produced net revenue of $167.0 million, an increase of $24.7 million, or 17%, from pro forma net revenue of $142.3 million a year ago. Revenue growth in the segment was driven largely by product revenues, which rose $21.5 million, or 58%, to $58.7 million, primarily due to continued member purchasing of products through the company’s direct sourcing program, and by increased specialty pharmacy revenue resulting from growth in existing patient prescriptions, expanded product sales to participating members, and sales of additional limited-distribution drugs available in the portfolio. GPO net administrative fee revenues of $108.1 million rose $3.3 million, or 3%, from pro forma results a year ago, generally reflecting newer members moving through the conversion cycle to the company’s contract portfolio, as well as consistent growth from existing acute and alternate-site GPO members.

Supply Chain Services segment adjusted EBITDA of $91.5 million for the fiscal third quarter increased $8.7 million, or 10%, from pro forma segment adjusted EBITDA of $82.8 million for the same period a year ago. The increase reflects growth in net administrative fee revenue, growth in the company’s direct sourcing activities and a decrease in operating expenses.

Supply Chain Services segment net revenue totaled $167.0 million for the fiscal third quarter, compared with segment GAAP net revenue of $171.9 million for the same period a year ago. Segment adjusted EBITDA was $91.5 million, compared with $112.4 million for the same period a year ago. Note: the declines from the year-ago period are a function of the changes described with the pro forma results, an outcome of the company’s reorganization and IPO, and management believes they do not provide meaningful year-over-year comparisons.

Performance Services

For the fiscal third quarter ended March 31, 2014, the Performance Services segment generated net revenue of $58.6 million, an increase of $6.8 million, or 13%, from $51.8 million for the same quarter last year. The revenue growth is attributable primarily to new informatics product sales and from increased revenue from advisory services and performance improvement collaboratives, including contributions related to the company’s recent SYMMEDRx, LLC and Meddius, LLC acquisitions.

Performance Services segment adjusted EBITDA was $20.3 million, an increase of $4.0 million, or 24%, from $16.3 million for the same quarter last year. Pro forma results do not impact the financial results for the company’s Performance Services segment. The increase in adjusted EBITDA reflects the same factors that contributed to revenue growth.

Results of Operations for the Nine Months Ended March 31, 2014

Consolidated Nine-Month Financial Highlights

	Nine Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2014	2013	% Change	2014	2013	% Change
	Actual			Pro Forma(a)
Net revenue:
Supply Chain Services Segment	$505,319	$478,219	6%	$464,056	$412,870	12%
Performance Services Segment	169,764	150,470	13%	169,764	150,470	13%
Total net revenue	$675,083	$628,689	7%	$633,820	$563,340	13%

Adjusted EBITDA (b):
Supply Chain Services Segment	$302,076	$309,745	-2%	$260,813	$244,396	7%
Performance Services Segment	54,367	42,055	29%	54,367	42,055	29%
Segment adjusted EBITDA	$356,443	$351,800	1%	$315,180	$286,451	10%
Corporate	(57,399)	(50,567)	14%	(57,399)	(50,567)	14%
Total adjusted EBITDA	$299,044	$301,233	-1%	$257,781	$235,884	9%

Non-GAAP adjusted fully distributed net income (b)				$135,046	$127,777	6%
Non-GAAP earnings per share on adjusted fully distributed net income - diluted				$0.93	$0.88	6%
Weighted average fully distributed shares outstanding - diluted				145,083	144,983

(a) Reflects the impact of the Company’s Reorganization on the Supply Chain Services segment as a result of the 30% revenue share to owner members after the Reorganization.  The impact of the pro forma adjustment on both Supply Chain Services net revenue and segment adjusted EBITDA was $41.3 million for the nine months ended March 31, 2014 and $65.3 million for the nine months ended March 31, 2013. Pro forma adjustments do not impact the financial results of the Company’s Performance Services segment.

(b) See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

The company generated pro forma net revenue of $633.8 million for the nine-month period ended March 31, 2014, up 13% compared with pro forma net revenue of $563.3 million for the same period last year. The increase was driven by 12% growth in Supply Chain Services revenue and a 13% increase in Performance Services revenue, compared with a year ago.  Supply Chain Services revenue reflects a 2% rise in net administrative fees revenue from pro forma results a year ago, reflecting the anticipated timing lag of contract conversions among newer member owners during the first six months of the year. Product revenue increased 43% due to continued growth of the company’s direct sourcing and specialty pharmacy businesses. Performance Services revenue rose 13% from the same period a year ago, primarily due to new SaaS informatics products, revenue generated from advisory services, performance improvement collaboratives and integration of the company’s recent acquisitions.

Nine-month pro forma adjusted EBITDA totaled $257.8 million, up 9% when compared with $235.9 million in the same period a year ago. Pro forma Segment adjusted EBITDA for the Supply Chain Services business increased 7% from the same period a year ago, primarily a result of growth in net administrative fees revenue and direct sourcing revenue, as well as a decrease in operating expenses. Segment Adjusted EBITDA for the Performance Services business rose 29% from the same period last year, due to revenue growth.

Pro forma adjusted fully distributed net income totaled $135.0 million, or $0.93 per diluted share, compared with $127.8 million, or $0.88 per diluted share, for the same period last year.

On a GAAP basis, for the nine months ended March 31, 2014, the company generated net revenue of $675.1 million compared with $628.7 million for the same period last year. Adjusted EBITDA was $299.0 million, compared with $301.2 million a year earlier. Supply Chain Services segment revenue increased 6% from a year ago and adjusted EBITDA decreased 2%.  Performance Services segment financial results are not impacted by pro forma adjustments.

GAAP net income totaled $266.0 million, compared with $271.6 million for the same period last year, while GAAP net income attributable to shareholders was $19.5 million compared with $8.2 million. GAAP net loss per diluted share was $136.07 compared with net income of $1.38 per share a year ago, and includes an aggregate negative non-cash $3.2 billion adjustment to net income attributable to shareholders of redeemable limited partners’ capital to the redemption amount.

Note: Comparisons of GAAP results are impacted by the changes associated with the company’s reorganization and IPO, as described below, and as a result, management believes they do not provide meaningful year-over-year comparisons.

Cash Flows and Liquidity

Cash provided by operating activities was $285.9 million for the nine months ended March 31, 2014, an increase of $23.2 million from $262.7 million for the same period a year ago. Operating cash flows increased primarily due to working capital changes, as well as non-cash add backs to net income, including depreciation and amortization and stock-based compensation.

Capital expenditures totaled $39.8 million for the nine months ended March 31, 2014, compared with $27.9 million for the same period last year. The increase was primarily related to capitalized internally developed software, due to an increase in the level of projects in development in the current year, and associated hardware. Other investing activities in the nine-month period primarily consisted of the first-quarter acquisitions of SYMMEDRx and Meddius for a total of $36.4 million, in the form of cash consideration. SYMMEDRx analyzes and reduces costs for health systems through the innovative use of data. Meddius is a data acquisition and integration-as-a-service company that spans multiple hospital transaction systems including enterprise resource planning, materials management, enterprise health records and patient accounting. In early April, the company acquired for cash MEMdata, LLC, an equipment planning, sourcing and analytics business focused on capital equipment needs for existing medical facilities, as well as those under construction.

At March 31, 2014, the company’s cash, cash equivalents and marketable securities with maturities ranging from three to 24 months totaled $507.3 million, consisting of $152.0 million in cash and cash equivalents and $355.3 million in marketable securities with maturities ranging from three to 24 months. At March 31, 2014, there was no outstanding balance on the company’s senior revolving credit facility.

Outlook and Guidance

Premier is tightening its financial guidance to reflect current expectations of revenue and adjusted EBITDA growth for fiscal 2014, based on assumptions of continuing contributions from both business segments. Specifically, in Supply Chain Services, the updated guidance assumes continued strong growth in the company’s direct sourcing and specialty pharmacy businesses accompanied by increased net administrative fee revenues resulting from continued contract conversions among newer members and deeper penetration of existing members’ supply spend. In the Performance Services segment, the updated guidance assumes continued growth driven by integrated offerings of the company’s SaaS informatics products, advisory services and performance improvement collaboratives.

Based on these assumptions, year-to-date results and the company’s current outlook, Premier tightens its original financial guidance as follows for the full fiscal year ending June 30, 2014:

Fiscal 2014 Financial Guidance

Premier, Inc. updates full-year fiscal 2014 financial guidance, as follows:

	Updated		Previous
(in millions, except per share data)	FY 2014	YoY Change	FY2014
Pro Forma Net Revenue:
Supply Chain Services segment	$628 - $635	12% - 14%	$614 - $631
Performance Services segment	$231 - $234	13% - 14%	$231 - $238
Total Pro Forma Net Revenue	$859 - $869	12% - 14%	$845 - $869

Non-GAAP pro forma adjusted EBITDA	$342 - $350	9 - 11%	$335 - $355

Non-GAAP pro forma adjusted fully distributed EPS	$1.23 - $1.27	NA*	$1.20 - $1.29

* not applicable

The statements in this “Outlook and Guidance” discussion are “forward-looking statements.” For additional information regarding the use and limitations of such statements, see “Forward-Looking Statements” below.

Conference Call

Premier management will host a conference call and live audio webcast on Monday, May 12, 2014, at 5:00 p.m. EST, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wishing to participate in the call should dial 855-601-0048 (international callers should dial 702-495-1234) and provide the operator with conference ID number 33381034. Please dial in at least five minutes before the start of the call to ensure you are connected. A replay of the conference call will be available beginning approximately two hours after the completion of the conference call through May 26, 2014, by dialing 800-585-8367 (702-495-1234 for international callers), and using the conference ID number above. The webcast will also be archived on the investor relations page on Premier’s website.

About Premier, Inc.

Premier, Inc. (NASDAQ:PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,000 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Reorganization and Initial Public Offering

On October 1, 2013, Premier completed its IPO by issuing 32,374,751 shares of its Class A common stock, at a price of $27.00 per share, raising net proceeds of approximately $821.7 million, after underwriting discounts and commissions but before expenses. In connection with the IPO, Premier completed the reorganization of the company on October 1, 2013, issuing 112.6 million shares of Class B common stock representing 77.7% of the common stock outstanding, and corresponding Class B common units in Premier Healthcare Alliance, L.P. to its 181 member owners.

The company’s historical consolidated operating results do not reflect the reorganization, the IPO and contemplated use of net proceeds from the IPO. Therefore, in addition to presenting the historical actual results, the company presents and discusses pro forma results, which reflect the impact of the company’s reorganization and IPO and the contemplated use of net proceeds from the IPO, to provide a more comparable indication of future expectations.

The key pro forma adjustments include:

•                  The reorganization, which included the formation of a C-Corporation and the sale of 22.3% of the member’s partnership interests to the public through the issuance of approximately 32.4 million shares of Premier Class A common stock, with the member owners retaining their ownership interest in the form of 112.6 million shares of Premier Class B common stock.

•                  Payments to each member owner of revenue share from Premier equal to 30% of all gross administrative fees collected.

•                  Payments due to member owners pursuant to the tax receivable agreement equal to 85% of the amount of cash savings, if any, in income and franchise taxes, that Premier realizes.

•                  The further adjustments set forth in the notes to the pro forma financial statements provided below.

Further details of the reorganization and pro forma adjustments are in the company’s IPO prospectus, dated September 25, 2013, as filed with the Securities and Exchange Commission (SEC), and in the company’s Form 10-Q for the quarter ended March 31, 2014, expected to be filed with the SEC on or about May 13, 2014. The prospectus is, and Form 10-Q will be, accessible on the SEC’s website at www.sec.gov and in the investor relations section of the company’s website at investors.premierinc.com.

Use and Definition of Non-GAAP Measures

Premier, Inc. uses adjusted EBITDA, segment adjusted EBITDA and adjusted fully distributed net income to facilitate a comparison of the company’s operating performance on a consistent basis from period to period that, when viewed in combination with its results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period because they remove the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operations.

In addition, adjusted fully distributed net income eliminates the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, beginning on October 31, 2014, and each year thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units) and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to PHSI (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all the Class B common units into shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (iv) reflecting an adjustment for income tax expense on pro forma fully distributed net income before income taxes at the company’s estimated effective income tax rate.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. Non-recurring items are expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on disposal of assets. Segment adjusted EBITDA is defined as the segment’s net revenue less operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those under the heading “Outlook and Guidance,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, as well as those discussed under the “Risk Factors” and “Forward Looking Statements” section of Premier’s IPO Prospectus, dated September 25, 2013, filed with the SEC and available on Premier’s website at http://investors.premierinc.com. Forward looking statements speak only as of the date they are made, Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date.

(Tables Follow)

Premier, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except pershare data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013 (a)	2014 (a)	2013 (a)
Net revenue:
Net administrative fees	$108,087	$134,335	$353,793	$372,454
Other services and support	58,819	52,203	170,268	150,985
Services	166,906	186,538	524,061	523,439
Products	58,692	37,160	151,022	105,250
	225,598	223,698	675,083	628,689
Cost of revenue:
Services	28,382	27,026	84,887	76,696
Products	52,742	34,567	136,500	97,305
	81,124	61,593	221,387	174,001
Gross profit	144,474	162,105	453,696	454,688
Operating expenses:
Selling, general and administrative	73,327	59,965	209,096	177,133
Research and development	820	1,789	2,714	7,799
Amortization of purchased intangible assets	802	385	2,158	1,154
	74,949	62,139	213,968	186,086
Operating income	69,525	99,966	239,728	268,602
Equity in net income of unconsolidated affiliates	3,566	2,155	12,171	8,332
Interest and investment income, net	400	281	641	599
Gain on sale of investment	37,850	—	37,850	—
Other income (expense), net	52	(5)	56	(5)
Other income, net	41,868	2,431	50,718	8,926
Income before income taxes	111,393	102,397	290,446	277,528
Income tax expense	9,413	1,255	24,461	5,938
Net income	101,980	101,142	265,985	271,590
Net (income) loss attributable to noncontrolling interest in S2S Global	(530)	347	(477)	1,046
Net income attributable to noncontrolling interest in Premier LP	(87,925)	(97,260)	(246,055)	(264,463)
Net income attributable to noncontrolling interest	(88,455)	(96,913)	(246,532)	(263,417)
Net income attributable to shareholders	13,525	4,229	19,453	8,173
Adjustment to redeemable limited partners’ capital to redemption amount	517,063	—	(3,202,749)	—
Net income (loss) attributable to shareholders after adjustment of redeemable limited partners’ capital to redemption amount	$530,588	$4,229	$(3,183,296)	$8,173

Weighted average shares outstanding:
Basic	32,375	5,757	23,394	5,921
Diluted	32,556	5,757	23,394	5,921
Earnings (loss) per share attributable to shareholders (b):
Basic	$16.39	$0.73	$(136.07)	$1.38
Diluted	$16.30	$0.73	$(136.07)	$1.38

(a) After the completion of the Reorganization, Premier Healthcare Solutions, Inc. (PHSI) became a consolidated subsidiary of Premier, Inc.  PHSI is considered the predecessor of the Company for accounting purposes, and accordingly, PHSI’s consolidated financial statements are included herein as Premier, Inc.’s historical financial statements.

(b) Earnings (loss) per share attributable to shareholders includes an adjustment to net income attributable to shareholders of redeemable limited partners’ capital to redemption amount of $517.1 million and $(3,202.7) million for the three and nine months ended March 31, 2014, respectively.

Premier, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2014	June 30, 2013*
	(Unaudited)
Assets
Cash and cash equivalents	$152,040	$198,296
Marketable securities	115,620	57,323
Accounts receivable	72,311	62,162
Inventories	19,280	12,741
Prepaid expenses and other current assets	22,974	25,466
Due from related party	1,446	1,650
Deferred tax assets	11,334	8,403
Total current assets	395,005	366,041
Property and equipment	128,523	115,587
Restricted cash	5,000	5,000
Marketable securities	239,719	—
Deferred tax assets	292,303	15,077
Goodwill	90,285	61,410
Intangible assets	9,870	4,292
Other assets	39,166	31,509
Total assets	$1,199,871	$598,916

Liabilities, redeemable limited partners’ capital and stockholders’ equity
Accounts payable	$23,813	$21,788
Accrued expenses	37,061	28,883
Revenue share obligations	54,605	10,532
Limited partners’ distribution payable	21,352	—
Accrued compensation and benefits	36,851	51,359
Deferred revenue	19,581	18,880
Current portion of tax receivable agreement	6,966	—
Current portion of notes payable and line of credit	18,968	12,149
Other current liabilities	8,519	1,557
Total current liabilities	227,716	145,148
Notes payable, less current portion	18,790	22,468
Tax receivable agreement, less current portion	179,111	—
Deferred compensation plan obligations	30,318	24,081
Deferred rent	15,944	15,779
Other long-term liabilities	5,864	6,037
Total liabilities	477,743	213,513

Redeemable limited partners’ capital	3,669,325	307,635

Stockholders’ (deficit) equity:
Series A Preferred stock, par value $0.01, 50,000,000 shares authorized; no shares issued and outstanding	—	—
PHSI common stock, par value $0.01, 12,250,000 shares authorized; 0 and 5,653,390 shares issued and outstanding at December 31, 2013 and June 30, 2013, respectively	—	57
Class A common stock, par value $0.01, 500,000,000 shares authorized; 32,374,942 and 0 shares issued and outstanding at December 31, 2013 and June 30, 2013, respectively	324	—
Class B common stock, par value $0.01, 600,000,000 shares authorized; 112,607,832 and 0 shares issued and outstanding at December 31, 2013 and June 30, 2013, respectively	—	—
Additional paid-in-capital	—	28,866
PHSI Common stock subscribed, 0 and 23,266 shares at December 31, 2013 and June 30, 2013, respectively	—	300
Subscriptions receivable	—	(300)
(Accumulated deficit) retained earnings	(2,946,265)	50,599
Accumulated other comprehensive loss	21	—
Noncontrolling interest	(1,277)	(1,754)
Total stockholders’ (deficit) equity	(2,947,197)	77,768
Total liabilities, redeemable limited partners’ capital and stockholders’ (deficit) equity	$1,199,871	$598,916

* After the completion of the Reorganization, Premier Healthcare Solutions, Inc. (PHSI) became a consolidated subsidiary of Premier, Inc.  PHSI is considered the predecessor of the Company for accounting purposes, and accordingly, PHSI’s consolidated financial statements are included herein as Premier, Inc.’s historical financial statements.

Premier, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended March 31,
	2014*	2013*

Operating activities
Net income	$265,985	$271,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,110	20,952
Equity in net income of unconsolidated affiliates	(12,171)	(8,332)
Gain on sale of investment	(37,850)	—
Deferred taxes	2,833	2,119
Stock-based compensation	13,118	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(17,872)	(3,961)
Other assets	(1,749)	(8,377)
Inventories	(6,539)	(1,858)
Accounts payable, accrued expenses and other current liabilities	51,265	(12,706)
Long-term liabilities	(8)	3,313
Other operating activities	(253)	5
Net cash provided by operating activities	285,869	262,745
Investing activities
Purchase of marketable securities	(369,122)	(40,029)
Proceeds from sale of marketable securities	71,459	91,379
Proceeds from sale on ivestment in Global Healthcare Exchange, LLC	37,850	—
Acquisition of SYMMEDRx, net of cash acquired	(28,690)	—
Acquisition of Meddius, net of owner note receivable	(7,737)	—
Distributions received on equity investment	10,650	9,910
Purchases of property and equipment	(39,842)	(27,899)
Other investing activities	—	(1,000)
Net cash (used in) provided by investing activities	(325,432)	32,361
Financing activities
Payments made on notes payable	(5,121)	(8,021)
Proceeds from S2S Global revolving line of credit	6,000	4,250
Proceeds from senior secured line of credit	60,000	10,000
Payments on senior secured line of credit	(60,000)	(10,000)
Proceeds from issuance of Class A common stock	821,671	—
Purchase of Class B common units from member owners	(543,857)	—
Proceeds from issuance of PHSI common stock	300	—
Proceeds from notes receivable from partners	12,706	—
Repurchase of restricted units	(4)	—
Distributions to limited partners of Premier LP	(298,388)	(314,907)
Net cash provided by (used in) financing activities	(6,693)	(318,678)
Net (decrease) increase in cash and cash equivalents	(46,256)	(23,572)
Cash and cash equivalents at beginning of year	198,296	140,822
Cash and cash equivalents at end of year	$152,040	$117,250

* After the completion of the Reorganization, Premier Healthcare Solutions, Inc. (PHSI) became a consolidated subsidiary of Premier, Inc.  PHSI is considered the predecessor of the Company for accounting purposes, and accordingly, PHSI’s consolidated financial statements are included herein as Premier, Inc.’s historical financial statements.

Premier, Inc.

Supplemental Financial Information

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014*	2013	2014	2013

Reconciliation of Pro Forma Net Revenue to Net Revenue:
Pro Forma Net Revenue	$225,598	$194,125	$633,820	$563,340
Pro forma adjustment for revenue share post-IPO	—	29,573	41,263	65,349
Net Revenue	$225,598	$223,698	$675,083	$628,689

Reconciliation of Pro Forma Adjusted EBITDA and Segment Adjusted EBITDA to Net Income and Operating Income:

Net income	$101,980	$101,142	$265,985	$271,590
Pro forma adjustment for revenue share post-IPO	—	(29,573)	(41,263)	(65,349)
Interest and investment income, net	(400)	(281)	(641)	(599)
Income tax expense	9,413	1,255	24,461	5,938
Depreciation and amortization	9,396	6,789	26,952	19,798
Amortization of purchased intangible assets	802	385	2,158	1,154
Pro Forma EBITDA	121,191	79,717	277,652	232,532
Stock-based compensation	6,299	—	13,118	—
Acquisition related expenses	984	—	1,303	—
Strategic and financial restructuring expenses	733	1,429	3,614	3,347
Gain on sale of investment	(37,850)	—	(37,850)	—
Other (income) expense, net	(52)	5	(56)	5
Pro Forma Adjusted EBITDA	$91,305	$81,151	$257,781	$235,884

Pro Forma Adjusted EBITDA	$91,305	$81,151	$257,781	$235,884
Depreciation and amortization	(9,396)	(6,789)	(26,952)	(19,798)
Amortization of purchased intangible assets	(802)	(385)	(2,158)	(1,154)
Stock-based compensation	(6,299)	—	(13,118)	—
Acquisition related expenses	(984)	—	(1,303)	—
Strategic and financial restructuring expenses	(733)	(1,429)	(3,614)	(3,347)
Equity in net income of unconsolidated affiliates	(3,566)	(2,155)	(12,171)	(8,332)
	69,525	70,393	198,465	203,253
Pro forma adjustment for revenue share post-IPO	—	29,573	41,263	65,349
Operating income	$69,525	$99,966	$239,728	$268,602

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income:

Non-GAAP Adjusted Fully Distributed Net Income (pro forma):
Net income attributable to shareholders	$13,525	$4,229	$19,453	$8,173
Pro forma adjustment for revenue share post-IPO	—	(29,573)	(41,263)	(65,349)
Income tax expense	9,413	1,255	24,461	5,938
Stock-based compensation	6,299	—	13,118	—
Gain on sale of investment	(37,850)	—	(37,850)	—
Acquisition related expenses	984	—	1,303	—
Strategic and financial restructuring expenses	733	1,429	3,614	3,347
Net income attributable to noncontrolling interest in Premier LP	87,925	97,260	246,055	264,463
Non-GAAP adjusted fully distributed income before income taxes	81,029	74,600	228,891	216,572
Income tax expense on fully distributed income before income taxes	33,222	30,586	93,845	88,795
Non-GAAP adjusted fully distributed net income (pro forma)	$47,807	$44,014	$135,046	$127,777

* Note that actual results are presented for the three months ended March 31, 2014

# # #